Exhibit 99.1

LAREDO PETROLEUM HOLDINGS, INC. WELCOMES

DR. MYLES SCOGGINS TO BOARD OF DIRECTORS

TULSA, OK — May 22, 2012 — Laredo Petroleum Holdings, Inc. (NYSE: LPI) (“Laredo” or “the Company”) announced that its shareholders have approved the addition of Dr. Myles Scoggins to the Company’s Board of Directors (the “Board”).

Dr. Scoggins joins the Board following a long and distinguished career in engineering and operational management at Mobil Oil Corporation, serving in many roles, including President of the International Exploration and Production Business Unit and Executive Vice President of ExxonMobil Production Company following Mobil’s merger with Exxon in late 1999. Since 2006, he has served as President of the Colorado School of Mines. Dr. Scoggins is a graduate of the University of Tulsa, attaining a doctorate in petroleum engineering, and holds the honor of being designated a TU Distinguished Alumnus.

At Laredo’s annual meeting, shareholders overwhelmingly approved Dr. Scoggins’s nomination and one-year term of service on Laredo’s ten-member Board.  “Dr. Scoggins brings a wealth of oil and gas experience to the Board, and his leadership within the Colorado School of Mines provides us with a unique view on recent technological and industry innovations. We are excited to welcome Dr. Scoggins to serve in this important role for Laredo” said Randy A. Foutch, Laredo’s Chairman and Chief Executive Officer.

About Laredo

Laredo Petroleum Holdings, Inc. is an independent oil and natural gas company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the exploration, development and acquisition of oil and natural gas properties in the Permian and Mid-Continent regions of the United States.

For more information contact Joan Dunlap, Investor Relations, at (918) 513-4570 or jdunlap@laredopetro.com. For additional information about Laredo, please visit our website at www.laredopetro.com.

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